The Chefs’ Warehouse, Inc. 8-K

Exhibit 2.2

INDEMNIFICATION AGREEMENT

This INDEMNIFICATION AGREEMENT (this “Agreement”), dated as of April 6, 2015, is by and among Del Monte Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), The Chefs’ Warehouse, Inc., a Delaware corporation (“Parent”), Del Monte Capitol Meat Company, LLC, a Delaware limited liability company (“Assets Buyer”) (Assets Buyer and Merger Sub are collectively referred to as the “Buyers”), DeBenedetti/Del Monte Trust (“Trust”), Victoria DeBenedetti (“V. DeBenedetti”), David DeBenedetti (“D. DeBenedetti”) (Trust, V. DeBenedetti and D. DeBenedetti are collectively referred to as the “DM Shareholders”), Del Monte Capitol Meat Co., Inc., a California corporation (“Del Monte”), T.J. Foodservice Co., Inc., a California corporation (“Service”), TJ Seafood, LLC, a California limited liability company (“Seafood”) (Del Monte, Service and Seafood are collectively referred to as the “Companies”), John DeBenedetti (“J. DeBenedetti”), Theresa Lincoln (“Lincoln”) and John DeBenedetti acting in his individual capacity and as the “Selling Parties’ Representative.”

Service and Seafood are referred to collectively herein as the “Company Sellers” and each individually as a “Company Seller.”

J. DeBenedetti, Lincoln and V. DeBenedetti are sometimes, collectively, referred to herein as the “Members” and each, individually, as a “Member” of Seafood and, alternatively, as “Service Shareholders” and, individually, as a “Service Shareholder” of Service. The DM Shareholders and Service Shareholders are sometimes, collectively, referred to herein as “Shareholders” and individually as a “Shareholder.”

For convenience only Service, Seafood, the Shareholders and the Members are referred to collectively herein as the “Selling Parties” and each individually as a “Selling Party.”

The Buyers, Parent, Del Monte, the Selling Parties and the Selling Parties’ Representative are referred to collectively herein as the “Parties” and each individually as a “Party.” Capitalized terms used herein and not otherwise defined in this Agreement have the meanings given to such terms in the Transaction Agreements.

RECITALS

WHEREAS, Parent, Assets Buyer, the Company Sellers, the Members and the Selling Parties’ Representative are parties to that certain Asset Purchase Agreement, dated as of January 11, 2015 (the “Purchase Agreement”);

WHEREAS, Parent, Merger Sub, the DM Shareholders, Del Monte and the Selling Parties’ Representative are parties to that certain Agreement and Plan of Merger, dated as of January 11, 2015 (the “Merger Agreement”);

WHEREAS, Parent, Assets Buyer, the DM Shareholders, Merger Sub, the Company Sellers, the Members and the Selling Parties’ Representative are parties to that certain Escrow Agreement, dated as of April 6, 2015 (the “Escrow Agreement”);

WHEREAS, the Purchase Agreement and the Merger Agreement are herein referred to as the “Transaction Agreements”; and

WHEREAS, in order to induce the Parties to enter into the Transaction Agreements, the Parties have agreed to certain indemnification obligations, as set forth herein.

NOW, THEREFORE, in consideration of the respective representations, warranties, agreements and conditions set forth in the Transaction Agreements and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I. AGREEMENTS

1.1     Survival Periods.

          (a)     General: 18 Months. Except as otherwise provided herein, all of the representations and warranties of the Parties made in, or made pursuant to, the Transaction Agreements and this Agreement shall survive the Closing, and shall expire eighteen (18) months following the Closing Date (the “General Survival Period”).

          (b)     Fundamental Representations. Notwithstanding Section 1.1(a), the representations and warranties contained in each of Section 2.1 (Organization; Ownership of Equity; Capitalization; and Power), Section 2.2 (Authorization), Section 2.3 (Non-Contravention), Section 2.7(a) (Assets), Section 2.12 (Brokerage), Section 2.21 (Taxes), Section 2.22 (Environmental Matters) of each of the Transaction Agreements (collectively, the “Selling Parties’ Fundamental Representations”) and in each of Section 3.1 (Organization, Power and Authority), Section 3.2 (Authorization; No Breach), and Section 3.4 (Brokerage) of each of the Transaction Agreements (collectively, the “Buyers’ Fundamental Representations”) shall survive in perpetuity following the Closing (the “Fundamental Survival Period”).

          (c)     Selling Parties’ Special Representations. The representations and warranties contained in each of Section 2.15 (Intellectual Property), Section 2.16 (Employee Benefit Plans) and Section 2.7(b) (Assets) of each of the Transaction Agreements (collectively, the “Selling Parties’ Special Representations”) shall each survive the Closing until the expiration of the statute of limitations under applicable federal or state law for claims by third parties against the Selling Parties on each such matter (“Special Survival Period(s)”). The Parties acknowledge that the statute of limitations under applicable federal or state law on each matter may be different and therefore each matter relating to a Selling Parties’ Special Representation may each have a separate and different Special Survival Period.

          (d)      Covenants and Obligations. The covenants and other obligations and agreements of the Parties contained in, or made pursuant to, this Agreement and the Transaction Agreements which by their terms do not contemplate performance after the Closing shall survive the Closing and shall expire eighteen (18) months following the Closing Date (the “General Covenant Survival Period”) and those covenants and other obligations and agreements contained in, or made pursuant to, this Agreement and the Transaction Agreements which contemplate performance after the Closing shall survive the Closing indefinitely (the “Post-Closing Covenant Survival Period”).

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          (e)     Termination of Indemnification Right. The right of an Indemnified Party (as defined herein) to assert any claim for defense or indemnification or to be held harmless with respect to a breach of a representation or warranty or covenant, obligation or agreement shall terminate on the expiration of the General Survival Period, the Fundamental Survival Period, the Special Survival Period(s), the General Covenant Survival Period and the Post-Closing Covenant Survival Period, as applicable, and as provided in Sections 1.1(a), (b), (c), and (d) above (the General Survival Period, the Fundamental Survival Period, the Special Survival Period(s), the General Covenant Survival Period and the Post-Closing Covenant Survival Period are sometimes individually referred to as a “Survival Period” and collectively referred to as the “Survival Periods”); provided, however, that such expiration shall not affect the Parties’ rights and obligations as to any claims asserted by written notice specifying, in reasonable detail, the nature of such claim, delivered to the Party against whom such claim is asserted pursuant to Section 1.2 so long as written notice related to the matters giving rise to the claim is delivered prior to the expiration date of the applicable Survival Period.

1.2     Defense and Indemnification.

          (a)     Indemnification by the Selling Parties. Subject to the limitations set forth in this Article I, including Item 8 of Schedule 1.2(a)(ix), or as set forth in the Transaction Agreements, from and after the Closing, the Selling Parties (collectively, the “Selling Party Indemnitors”) shall, jointly and severally, indemnify, defend and hold harmless each of the Buyers and Parent and each of the Buyers’ and Parent’s respective officers, directors, managers, shareholders, members, employees, representatives and agents (all such foregoing Persons, collectively, the “Buyer Indemnitees”) from and against any Losses the Buyer Indemnitees may suffer, sustain or become subject to (“Buyer Indemnifiable Losses”) arising out of, in connection with or resulting from:

     (i)     any breach or inaccuracy of any representation or warranty made by any of the Selling Parties or Del Monte in the Transaction Agreements, this Agreement or a certificate delivered by a Selling Party or Del Monte pursuant hereto or thereto;

     (ii)     any nonfulfillment or breach of any covenant, agreement or obligation to be performed by a Selling Party or Del Monte pursuant to the Transaction Agreements or this Agreement;

     (iii)     the Excluded Liabilities;

     (iv)      the Excluded Assets;

     (v)      the Pre-Closing Liabilities;

     (vi)      the Bulk Sales Statutes or the Bulk Sales Ordinance which may be imposed on the Assets Buyer as a result of a sale and purchase of the Acquired Assets pursuant to the Purchase Agreement;

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     (vii)     the ownership and operation of the Acquired Assets and the Business prior to the Effective Time;

     (viii)    (A) any Taxes of Del Monte which are unpaid as of the Closing Date (and not otherwise accounted for in the calculation of the Closing Date Net Working Capital) with respect to taxable periods ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date, (B) any Transfer Taxes for which the Members or the Company Sellers are liable pursuant to the Purchase Agreement, or (C) any Taxes arising by reason of Del Monte being a member of any “affiliated group” (within the meaning of Section 1504(a) of the Code) on or prior to the Closing Date, including pursuant to Treasury Regulations § 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar Law); and

     (ix)     those matters set forth on Schedule 1.2(a)(ix) of this Agreement.

                          (b)     Indemnification by the Buyers. Subject to the limitations set forth in this Article I or as set forth in the Transaction Agreements, from and after the Closing, each of the Buyers and Parent (collectively, the “Buyer Indemnitors”) shall, jointly and severally, indemnify, defend and hold harmless the Shareholders, Company Sellers and the Members and their respective officers, directors, managers, shareholders, members, employees, representatives and agents (all such foregoing Persons, collectively, the “Selling Party Indemnitees”) from and against any Losses the Selling Party Indemnitees may suffer, sustain or become subject to (“Selling Party Indemnifiable Losses”), arising out of, in connection with or resulting from:

     (i)       any breach or inaccuracy of any representation or warranty made by either of the Buyers or Parent in the Transaction Agreements, this Agreement or a certificate delivered by either of the Buyers or Parent pursuant hereto or thereto; and

     (ii)       any nonfulfillment or breach of any covenant, agreement or obligation to be performed by either of the Buyers or Parent pursuant to the Transaction Agreements or this Agreement.

                          (c)     Indemnified Party. Each Buyer Indemnitee and each Selling Party Indemnitee, as the context requires, are each sometimes referred to herein as an “Indemnified Party.”

                          (d)      Indemnifying Party. Each Buyer Indemnitor and each Selling Party Indemnitor, as the context requires, are each sometimes referred to herein as an “Indemnifying Party.”

1.3     Limits on Indemnification

          (a)      Selling Parties: $22,000,000. Except as provided in Sections 1.3(b) and 1.3(c), the Selling Party Indemnitors shall not have any obligation to indemnify or hold harmless Buyer Indemnitees with respect to any Buyer Indemnifiable Losses arising under Section 1.2(a)(i) (other than claims arising from a breach of the Selling Parties Special Representations or the Selling Parties’ Fundamental Representations) that exceed, in the aggregate, $22,000,000 (the “Liability Cap”).

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                          (b)     Selling Parties: $50,000,000. The Selling Party Indemnitors shall not have any obligation to indemnify or hold harmless Buyer Indemnitees with respect to any Buyer Indemnifiable Losses arising from a breach of the Selling Parties’ Special Representations that exceed, in the aggregate, $50,000,000 (the “Special Liability Cap”).

                          (c)      Selling Parties: No Cap. Notwithstanding the foregoing, claims asserted under Section 1.2(a)(i) for Buyer Indemnifiable Losses arising from a breach of a Selling Parties’ Fundamental Representation and claims of fraud, willful misconduct or intentional misrepresentation shall not be subject to the Liability Cap or the Special Liability Cap. Claims asserted under Section 1.2(a)(ii) – (ix) shall not be subject to the Liability Cap or the Special Liability Cap.

                          (d)     Buyers: $22,000,000. The Buyer Indemnitors shall not have any obligation to indemnify or hold harmless Selling Party Indemnitees with respect to any Selling Party Indemnifiable Losses arising under Section 1.2(b)(i) that exceed, in the aggregate, the Liability Cap.

                          (e)     Buyers: No Cap. Notwithstanding the foregoing, claims asserted under Section 1.2(b)(i) for Selling Party Indemnifiable Losses arising from a breach of a Buyers’ Fundamental Representation and claims of fraud, willful misconduct or intentional misrepresentation shall not be subject to the Liability Cap.

                          (f)     Tipping Basket: Selling Parties. The Selling Party Indemnitors shall have no Liability to indemnify or hold harmless the Buyer Indemnitees pursuant to Section 1.2(a)(i) (other than for claims arising from the Selling Parties’ Fundamental Representations, and claims of fraud, willful misconduct or intentional misrepresentation) with respect to Buyer Indemnifiable Losses for which indemnification is provided thereunder unless the aggregate amount of such Buyer Indemnifiable Losses exceeds $700,000, in which case the Selling Party Indemnitors shall be liable for all such Buyer Indemnifiable Losses back to the first dollar of such Buyer Indemnifiable Losses. This Section 1.3(f) shall not apply to claims for indemnification brought by the Buyer Indemnitees pursuant to Sections 1.2(a)(ii) – (ix).

                          (g)     Tipping Basket: Buyers. The Buyer Indemnitors shall have no Liability to indemnify or hold harmless the Selling Party Indemnitees pursuant to Section 1.2(b)(i) (other than claims arising from the Buyers’ Fundamental Representations and claims of fraud, willful misconduct or intentional misrepresentation) with respect to Selling Party Indemnifiable Losses for which indemnification is provided thereunder unless the aggregate amount of such Selling Party Indemnifiable Losses exceeds $700,000, in which case the Buyer Indemnitors shall be liable for all such Selling Party Indemnifiable Losses back to the first dollar of such Selling Party Indemnifiable Losses. This Section 1.3(g) shall not apply to claims for indemnification brought by Selling Party Indemnitees pursuant to Section 1.2(b)(ii).

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                          (h)     Right of Set Off. Prior to the Final Release Date (as defined in the Escrow Agreement), any claims for Buyer Indemnifiable Losses shall first be made against the Escrow Amount as set forth in the Escrow Agreement. Following the Final Release Date, and upon written notice to the Selling Parties specifying in reasonable detail the basis therefor, the Buyers may set-off any amount to which a Buyer may be entitled to under this Agreement or any of the Transaction Agreements against amounts otherwise payable to a Selling Party pursuant to the Subordinated Convertible Seller Note, and then against payments due in respect of the Earn-Out Agreements. The exercise of such right of set-off by Buyer Indemnitees shall be made in good faith and will not constitute an event of default under this Agreement, the Transaction Agreements, the other Transaction Documents or any other agreement to which a Buyer Indemnitee and any Selling Party are a party. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit either Buyer or Parent in any manner in the enforcement of any other remedies that may be available to it.

                          (i)       Construction Regarding Overlap Between Warranties and Representations. In determining whether the Liability Cap or Special Liability Cap is applicable to a claim, warranties and representations contained in Article 2 of the Purchase Agreement and Article 2 of the Merger Agreement shall not be considered agreements, covenants or obligations for purposes of Sections 1.2(a)(ii) or 1.2(b)(ii) of this Agreement under any rule of law or equity; provided, however, that nothing in this Section 1.3(i) shall limit any Buyer Indemnitee’s ability to recover any Buyer Indemnified Losses arising as a result of a breach by a Selling Party or Del Monte of any covenant, agreement or obligation contained in the Purchase Agreement or the Merger Agreement regardless of whether a Buyer Indemnitee also has a claim for indemnification pursuant to Section 1.2(b)(i) of this Agreement.

                          (j)       Cooperation. An Indemnified Party shall, at the Indemnifying Party’s request, reasonably cooperate in the defense of any third-party claim subject to indemnification hereunder at the Indemnifying Party’s expense.

1.4     Matters Involving Third Parties

          (a)      Promptly after receipt by an Indemnified Party of written notice of the commencement of any claim by a third party against it, such Indemnified Party will, if a claim is to be made against an Indemnifying Party, give prompt written notice to the Indemnifying Party of the commencement of such claim, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any Liability that it may have to any Indemnified Party, except as otherwise provided in Section 1.1 of this Agreement and except to the extent that the Indemnifying Party demonstrates that the defense of such Proceeding is materially prejudiced by the Indemnified Party’s failure to give such written notice.

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          (b)      If any claim referred to in Section 1.4(a) is brought against an Indemnified Party and it gives written notice to the Indemnifying Party of the commencement of such third-party claim, the Indemnifying Party will, unless the claim involves the Indemnified Party’s Taxes, be entitled to participate in such third-party claim and, to the extent that it desires, assume the defense of such third-party claim at its sole cost and expense with counsel reasonably satisfactory to the Indemnified Party. Notwithstanding the foregoing sentence, if (i) the Indemnifying Party is also a party to such third-party claim and the Indemnified Party determines in good faith that joint representation would be inappropriate; or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such third-party claim and provide indemnification with respect to such third-party claim, then both the Indemnifying Party and the Indemnified Party may defend against the claim and each will bear its own costs and fees of defense. If the Indemnifying Party assumes the defense of such third-party claim, it shall promptly provide written notice of its intent to do so, and after such written notice is provided, the Indemnifying Party will not (as long as it diligently conducts such defense) be liable to the Indemnified Party for any attorney fees or any other expenses (other than reasonable third-party costs of investigation incurred in connection with requests by the Indemnifying Party) thereafter incurred by the Indemnified Party in the defense of such third-party claim. If the Indemnifying Party assumes the defense of a third-party claim such assumption will conclusively establish for purposes of this Agreement that the claims made in that third-party claim are within the scope of and subject to the Indemnifying Party’s obligations to defend, indemnify and hold harmless the Indemnified Party hereunder, and if (A) the compromise or settlement of such third-party claim does not involve anything other than the payment of money by the Indemnifying Party; (B) the settlement or compromise of such third-party claim includes an unconditional release of the Indemnified Party; and (C) the Indemnified Party shall have no liability with respect to any settlement or compromise entered into without its consent, any compromise or settlement of such third-party claim may be effected solely by the Indemnifying Party; otherwise any compromise or settlement shall require the consent of the Indemnified Party, which consent shall not be unreasonably conditioned, withheld or delayed. If written notice is given to an Indemnifying Party of the commencement of any third-party claim and the Indemnifying Party does not, within twenty (20) days after the Indemnified Party provides written notice of the third-party claim to the Indemnifying Party (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the Person asserting the claim), give written notice to the Indemnified Party of its election to assume the defense of such third-party claim, the Indemnified Party may defend such claim, and if the Indemnified Party assumes the defense of any such claim, no compromise or settlement of any such claim shall be made without the Indemnifying Party’s consent, which shall not be unreasonably conditioned, withheld or delayed. The decision of the Indemnifying Party not to assume the defense of any claim shall not in any way prejudice the Indemnifying Party’s position that it is not legally or equitably required to do so under this Agreement. If the Indemnified Party assumes the defense of any third-party claim pursuant to the immediately preceding sentence, the Indemnifying Party may if it decides to do so participate in the defense of such third-party claim at its sole cost and expense.

          (c)     Notwithstanding the foregoing, if an Indemnified Party demonstrates that there is a reasonable probability that a third-party claim may adversely affect it other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may in its sole discretion, by written notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such third-party claim, but the Indemnifying Party will not be bound by any determination, settlement or compromise of such third-party claim and shall have no obligation to indemnify the Indemnifying Party for Losses incurred by the Indemnified Party for such third-party claim.

1.5     Investigation. The right to indemnification, reimbursement or other remedy based on the representations, warranties, covenants and obligations of the Parties under the Transaction Documents will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) about, the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation herein or therein.

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ARTICLE II. DEFINITIONS

2.1     Defined Terms. For the purposes hereof, the following terms have the meanings set forth below:

          (a)     “Acquired Assets” has the meaning set forth in the Purchase Agreement.

          (b)     “Agreement” has the meaning set forth in the preamble.

          (c)     “Assets Buyer” has the meaning set forth in the preamble.

          (d)     “Assets Purchase Price” means the Purchase Price as defined in the Purchase Agreement.

          (e)     “Bulk Sales Ordinance” has the meaning set forth in the Purchase Agreement.

          (f)     “Bulk Sales Statutes” has the meaning set forth in the Purchase Agreement.

          (g)     “Business” means the business conducted by the Companies immediately prior to the signing of the Purchase Agreement and the Merger Agreement, including but not limited to the sale and distribution of food products and other items sold for use in the operations of one of the Companies’ Customer’s business.

          (h)     “Buyer Indemnifiable Losses” has the meaning set forth in Section 1.2(a).

          (i)      “Buyer Indemnitees” has the meaning set forth in Section 1.2(a).

          (j)     “Buyer Indemnitors” has the meaning set forth in Section 1.2(b).

          (k)     “Buyers’ Fundamental Representations” has the meaning set forth in Section 1.1(b).

          (l)      “Buyers” has the meaning set forth in the preamble.

          (m)    “Closing” means, collectively, the consummation of the transactions contemplated by and the delivery of related documents, instruments and agreements provided for in the Transaction Documents.

          (n)     “Closing Date” means the date hereof.

          (o)     “Closing Date Net Working Capital” has the meaning set forth in the Purchase Agreement and the Merger Agreement.

          (p)     “Code” means the Internal Revenue Code of 1986, as amended.

          (q)     “Companies” has the meaning set forth in the preamble.

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          (r)     “Company Seller” or “Company Sellers” has the meaning set forth in the preamble.

          (s)     “D. DeBenedetti” has the meaning set forth in the preamble.

          (t)      “Del Monte” has the meaning set forth in the preamble.

          (u)     “DM Shareholders” has the meaning set forth in the preamble.

          (v)     “Earn-Out Amount” has the meaning set forth in the Purchase Agreement.

          (w)    “Effective Time” means 12:01 a.m. PDT on the Closing Date.

          (x)      “Escrow Amount” has the meaning set forth in the Transaction Agreements.

          (y)     “Excluded Asset” has the meaning set forth in the Purchase Agreement.

          (z)      “Excluded Liabilities or Excluded Liability” has the meaning set forth in the Purchase Agreement.

          (aa)   “Government Entity” means individually, and “Government Entities” means collectively, the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any court, in each case having jurisdiction over any of the Companies.

          (bb)   “Indemnified Party” has the meaning set forth in Section 1.2(c).

          (cc)   “Indemnifying Party” has the meaning set forth in Section 1.2(d).

          (dd)   “J. DeBenedetti” has the meaning set forth in the preamble.

          (ee)   “Knowledge” or “Known” or “Knows” means, with respect to any Person, actual knowledge after reasonable inquiry and investigation and in the case of any of the Companies, includes the Knowledge of J. DeBenedetti, V. DeBenedetti, T. Lincoln, Kevin Lee, Bill Burch, Vince Licata, Dave Schamun and Patti Sanders and in the case of the Buyers includes Christopher Pappas, John Austin and Alexandros Aldous.

          (ff)     “Laws” means all statutes, laws, codes, ordinances, regulations, rules, orders, judgments, writs, injunctions, assessments, awards, acts or decrees of any Government Entity.

          (gg)   “Liability” shall mean collectively, Liability as defined in the Purchase Agreement and Liability as defined as Merger Agreement.

          (hh)   “Liability Cap” has the meaning set forth in Section 1.3(a).

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          (ii)     “Lincoln” has the meaning set forth in the preamble.

          (jj)     “Loss” or “Losses” shall mean all claims, demands, suits, Proceedings, judgments, losses, lost profits or multiple of lost profits, Liabilities, damages (including consequential damages), Taxes, costs, diminution of value and expenses of every kind and nature (including reasonable attorneys’ fees and costs of investigation).

          (kk)   “Member” or “Members” has the meaning set forth in the preamble.

          (ll)     “Merger Agreement” has the meaning set forth in the recitals.

          (mm) “Merger Purchase Price” means the Merger Consideration as defined in the Merger Agreement.

          (nn)   “Merger Sub” has the meaning set forth in the preamble.

          (oo)   “Parent” has the meaning set forth in the preamble.

          (pp)   “Party” or “Parties” has the meaning set forth in the preamble.

          (qq)   “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Government Entity or any department, agency or political subdivision thereof.

          (rr)     “Pre-Closing Liabilities” has the meaning set forth in the Transaction Agreements.

          (ss)    “Purchase Agreement” has the meaning set forth in the recitals.

          (tt)     “Purchase Price” means the sum of (i) the Assets Purchase Price, (as defined in the Purchase Agreement), plus (ii) the Merger Consideration (as defined in the Merger Agreement).

          (uu)   “Seafood” has the meaning set forth in the preamble.

          (vv)   “Selling Parties’ Fundamental Representations” has the meaning set forth in Section 1.1(b).

          (ww) “Selling Parties’ Representative” has the meaning set forth in the preamble.

          (xx)    “Selling Parties’ Special Representations” has the meaning set forth in Section 1.1(c).

          (yy)  “Selling Party” or “Selling Parties” has the meaning set forth in the preamble.

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          (zz)    “Selling Party Indemnifiable Losses has the meaning in Section 1.2(b).

          (aaa)  “Selling Party Indemnitees” has the meaning set forth in Section 1.2(b).

          (bbb) “Selling Party Indemnitors” has the meaning set forth in Section 1.2(a).

          (ccc)  “Service” has the meaning set forth in the preamble.

          (ddd) “Service Shareholder” or “Service Shareholders” has the meaning set forth in the preamble.

          (eee)  “Shareholder” or “Shareholders” has the meaning set forth in the preamble.

          (fff)    “Special Liability Cap” has the meaning set forth in Section 1.3(b).

          (ggg)  “Straddle Period” has the meaning set forth in the Merger Agreement.

          (hhh)  “Subordinated Convertible Seller Note” means that certain Subordinated Convertible Note, dated as of the Closing Date, issued by Assets Buyer in favor of either of the Company Sellers.

          (iii)     “Tax” or “Taxes” means (i) federal, state, province, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, unemployment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated, customs duties, fees, assessments charges and other taxes of any kind whatsoever, whether disputed or not, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i) above, and (iii) all amounts described in clauses (i) and (ii) above payable as a result of having been a member of a consolidated, combined, affiliated or unitary group.

          (jjj)     “Transaction Agreements” has the meaning set forth in the recitals.

          (kkk)  “Transaction Documents” means this Agreement, the Transaction Agreements, and all other agreements and documents contemplated hereby and thereby.

          (lll)    “Transfer Taxes” has the meaning set forth in the Purchase Agreement.

          (mmm)  “Treasury Regulation” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

          (nnn)  “Trust” has the meaning set forth in the preamble.

          (ooo)  “V. DeBenedetti” has the meaning set forth in the preamble.

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2.2     Hereof; Herein; Etc. The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include,” “includes” or “including” (or any variation thereof) are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

2.3     Singular; Plural; Etc. The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. All references to “dollars” or “$” mean United States dollars. The term “foreign” shall mean non-United States.

ARTICLE III. MISCELLANEOUS

3.1     Remedies. Following the Closing and except as specifically provided for elsewhere in this Agreement or the Transaction Agreements, the indemnity obligations under Article I shall be the sole and exclusive remedy for any breach of any representation or warranty of this Agreement or the Transaction Agreements (other than for claims of fraud, willful misconduct or intentional misrepresentation). All available rights and remedies shall be cumulative and non-exclusive, and may be exercised singularly or concurrently. One or more successive actions may be brought, either in the same action or in separate actions, as often as is deemed advisable, until all of the obligations to such Person are paid and performed in full. In any action arising out of or relating to the Transaction Agreements or this Agreement, including any interpretation or enforcement thereof, the prevailing party shall be entitled to recover its reasonable attorney fees, costs and disbursements incurred in such action or an appeal from the non-prevailing party. Nothing contained in this Agreement shall limit or restrict any Person who is a party to any agreement to be entered into at the closing of the transactions contemplated by the Transaction Agreements to obtain damages or any other legal or equitable relief from any Person who is a party to any such agreement in connection with any breach of such agreement.

3.2      Consent to Amendments; Waivers. This Agreement may be amended, or any provision of this Agreement may be waived upon the approval, in a writing, executed by the Buyers, Parent and the Selling Parties’ Representative. No course of dealing between or among the Parties hereto shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any such Party or such holder under or by reason of this Agreement.

3.3      Successors and Assigns. This Agreement and all covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the Parties hereto, shall bind and inure to the benefit of the respective successors and permitted assigns of the Parties hereto whether so expressed or not, except that neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by the Selling Parties or the Selling Parties’ Representative without the prior written consent of the Buyers and Parent, and neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by the Buyers and Parent without the prior written consent of the Selling Parties’ Representative.

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3.4     Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable Law or rule in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

3.5     Counterparts. This Agreement may be executed in counterparts (including by means of electronically transmitted signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same agreement.

3.6     Descriptive Headings; Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

3.7     Entire Agreement. This Agreement, the Transaction Agreements and the agreements and documents referred to herein and therein contain the entire agreement and understanding among the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way. Except as expressly set forth in this Agreement and the Transaction Agreements (or as set forth in any certificate delivered pursuant to this Agreement or the Transaction Agreements), no Party hereto has made any representations or warranties of any kind to any other Party hereto with respect to the transactions contemplated hereby and none shall be implied.

3.8      No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.

3.9     Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal Law of the State of New York shall control the interpretation and construction of this Agreement, even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply.

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3.10      Venue. THE BUYERS, PARENT, THE SELLING PARTIES AND THE SELLING PARTIES’ REPRESENTATIVE IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR U.S. FEDERAL COURT LOCATED IN NEW YORK COUNTY OVER ANY PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND THE BUYERS, PARENT, THE SELLING PARTIES AND THE SELLING PARTIES’ REPRESENTATIVE HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH PROCEEDING MAY BE HELD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURT. THE BUYERS, PARENT, THE SELLING PARTIES AND THE SELLING PARTIES’ REPRESENTATIVE AGREE THAT A FINAL JUDGMENT IN ANY SUCH PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. THE BUYERS, PARENT, THE SELLING PARTIES AND THE SELLING PARTIES’ REPRESENTATIVE HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THEY MAY HAVE TO THE LAYING OF VENUE IN NEW YORK COUNTY AND ANY OBJECTION TO ANY PROCEEDING IN NEW YORK COUNTY AS THE BASIS OF AN INCONVENIENT FORUM OR THAT THE VENUE OF THE PROCEEDING IS IMPROPER. THE BUYERS, PARENT, THE SELLING PARTIES AND THE SELLING PARTIES’ REPRESENTATIVE HEREBY FURTHER WAIVE SERVICE OF PROCESS AND CONSENT TO PROCESS BEING SERVED IN ANY SUCH PROCEEDINGS BY MAILING OF COPIES THEREOF BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OR DISPATCHED THROUGH A REPUTABLE OVERNIGHT COURIER SERVICE, ADDRESSED TO THE BUYERS, PARENT, THE SELLING PARTIES OR THE SELLING PARTIES’ REPRESENTATIVE AT THEIR RESPECTIVE ADDRESSES APPEARING IN THIS AGREEMENT, AND AGREE THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND WRITTEN NOTICE THEREOF.

3.11      Written Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally, five (5) Business Days after being sent by U.S. First Class mail (postage prepaid), or one (1) Business Day after dispatch to a reputable overnight courier service (charges prepaid). Such written notices, demands and other communications shall be sent to the Buyers, Parent and the Selling Parties at the addresses indicated below or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. All written notices, demands and other communications hereunder may be given by any other means (including telecopy or electronic mail), but shall not be deemed to have been duly given unless and until it is actually received by the intended recipient.

Assets Buyer; Merger Sub; Parent:

Del Monte Capitol Meat Company, LLC
Del Monte Merger Sub, LLC
c/o The Chefs’ Warehouse, Inc.
100 East Ridge Road
Ridgefield, CT 06877
Attn: Alexandros Aldous, General Counsel

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with copies to (which shall not constitute written notice to Buyer):

Bass, Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, TN 37201
Attn: D. Scott Holley, Esq.

Selling Parties’ Representative:

John DeBenedetti
c/o TPBS, LLP
1545 River Park Dr.
Suite 375
Sacramento, CA 95815

Selling Parties:

c/o TPBS, LLP
1545 River Park Dr.
Suite 375
Sacramento, CA 95815

with copies to (which shall not constitute written notice to the Selling Parties’ Representative)

Wagner Kirkman Blaine
Klomparens & Youmans LLP
10640 Mather Blvd., Suite 200
Mather, CA 95655
Attn: Belan Kirk Wagner

3.12   No Strict Construction. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party hereto by virtue of the authorship of any of the provisions of this Agreement.

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3.13   Selling Parties’ Representative.

          (a)     Appointment. John DeBenedetti, as the Selling Parties’ Representative, shall be constituted and appointed as agent for and on behalf of each Selling Party to give and receive written notices and communications, to agree to, negotiate and enter into, on behalf of the Selling Parties, amendments, consents and waivers under this Agreement pursuant to the terms set forth herein, to make and receive payments on behalf of the Selling Parties pursuant to the terms set forth herein, to take such other actions as authorized by this Agreement, and to take all actions necessary or appropriate in the judgment of the Selling Parties’ Representative for the accomplishment of the foregoing. If at any time the Selling Parties’ Representative resigns, dies or becomes incapable of acting, the Selling Parties shall choose another Person to act as the Selling Parties’ Representative under this Agreement. The Selling Party Indemnitees may not make a claim for indemnity against either Buyer or Parent pursuant to this Agreement except through the Selling Parties’ Representative. Once the Selling Parties’ Representative has initiated such a claim for indemnity, the Selling Parties’ Representative may enforce, prosecute and settle such claim without further directions from the Selling Party Indemnitees, and all acts and decisions of the Selling Parties’ Representative in connection with such matter shall be binding on all the Selling Party Indemnitees. No bond shall be required of the Selling Parties’ Representative, and the Selling Parties’ Representative shall receive no compensation for services provided hereunder. Written notices or communications to or from the Selling Parties’ Representative shall constitute written notice to or from each Selling Party.

          (b)      Counsels’/Experts’ Reimbursement. The Selling Parties’ Representative will be entitled to engage such counsel, experts and other agents as the Selling Parties’ Representative deems necessary or proper in connection with performing the Selling Parties’ Representative’s obligations hereunder, and will be promptly reimbursed by the Selling Parties for all reasonable expenses, disbursements and advances incurred by the Selling Parties’ Representative in such capacity upon demand. Each Selling Party shall indemnify and hold harmless the Selling Parties’ Representative pro rata based upon such Selling Party’s pro rata share of the Purchase Price, from any and all Losses that are incurred by the Selling Parties’ Representative as a result of actions taken, or actions not taken, by the Selling Parties’ Representative herein, except to the extent that such Losses arise from the gross negligence or willful misconduct of the Selling Parties’ Representative. The Selling Parties’ Representative shall not be liable to the Selling Parties for any act done or omitted hereunder as the Selling Parties’ Representative, excluding acts which constitute gross negligence or willful misconduct.

          (c)     Authority. A decision, act, consent or instruction of the Selling Parties’ Representative in respect of any action under this Agreement shall constitute a decision of all of the Selling Parties and shall be final, binding and conclusive upon each such Selling Party and each of the Buyers and Parent may rely upon any decision, act, consent or instruction of the Selling Parties’ Representative hereunder as being the decision, act, consent or instruction of each and every such Selling Party. Each of the Buyers and Parent is hereby relieved from any Liability to any Person (including any Selling Party) for any acts done by either of the Buyers or Parent in accordance with such decision, act, consent or instruction of the Selling Parties’ Representative.

 [Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have executed this Indemnification Agreement as of the date first written above.

ASSETS BUYER:

DEL MONTE CAPITOL MEAT COMPANY, LLC

By:	/s/ Alexandros Aldous
Name:	Alexandros Aldous
Title:	Corporate Secretary and General Counsel

MERGER SUB:

DEL MONTE MERGER SUB, LLC

By:	/s/ Alexandros Aldous
Name	Alexandros Aldous
Title:	Corporate Secretary and General Counsel

PARENT:

THE CHEFS’ WAREHOUSE, INC.

By:	/s/ Alexandros Aldous
Name:	Alexandros Aldous
Title:	Corporate Secretary and General Counsel

[Signature Page to Indemnification Agreement]

SELLING PARTIES:

DEL MONTE CAPITOL MEAT CO., INC.

By:	/s/ David DeBenedetti
Name:	David DeBenedetti
Title:	President

T.J. FOODSERVICE CO., INC.

By:	/s/ John DeBenedetti
Name:	John DeBenedetti
Title:	President

TJ SEAFOOD, LLC

By:	/s/ John DeBenedetti
Name:	John DeBenedetti
Title:	President

DEBENEDETTI/DEL MONTE TRUST

By:	/s/ Robert Tate
Name:	Robert Tate
Title:	Trustee

By:	/s/ Victoria DeBenedetti
Name:	Victoria DeBenedetti

By:	/s/ David DeBenedetti
Name:	David DeBenedetti

By:	/s/ John DeBenedetti
Name:	John DeBenedetti

By:	/s/ Theresa Lincoln
Name:	Theresa Lincoln

[Signature Page to Indemnification Agreement]

THE SELLING PARTIES’ REPRESENTATIVE

By:	/s/ John DeBenedetti
Name:	John DeBenedetti

[Signature Page to Indemnification Agreement]